Exhibit 2.6

SPREADTRUM COMMUNICATIONS, INC.

Spreadtrum Center

Building No. 1, Lane 2288

Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

As of January 22, 2009

Citibank, N.A. – ADR Department

388 Greenwich Street, 14th Fl.

New York, New York 10013

Provisional Deposit of Provisional Shares

Ladies & Gentlemen:

Reference is made to (i) the Deposit Agreement, dated as of June 29, 2007 (the “Deposit Agreement”), by and among Spreadtrum Communications, Inc., a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Letter Agreement, dated as of May 22, 2008 (the “2008 Letter Agreement”), by and between the Company and the Depositary, which supplements the Deposit Agreement on the subject of the provisional deposit of “Provisional Shares” (as defined in the Letter Agreement). All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the 2008 Letter Agreement or, if not defined in the 2008 Letter Agreement, in the Deposit Agreement.

The Company hereby informs the Depositary that, as of January 26, 2009, Merrill Lynch, Pierce, Fenner & Smith will be the plan record keeper for the Plans.

In furtherance of the foregoing, the Company and the Depositary agree to amend the 2008 Letter Agreement as follows:

1. The Depositary shall, in respect of the Provisional Shares, be authorized to rely and act upon the written instructions signed and delivered on behalf of the Company by (i) one or more of the Company’s officers and employees designated from time to time by the Company to the Depositary as “authorized persons”, and (ii) on, or after January 26, 2009, one of the “authorized persons” for Merrill Lynch, Pierce, Fenner & Smith (and designated as such by Merrill Lynch, Pierce, Fenner & Smith), the plan record keeper for each of the Plans, including instructions so delivered in electronic form.

2. In the event that, in determining the rights and obligations of parties to the Deposit Agreement (as supplemented by the 2008 Letter Agreement and this letter agreement) with respect to any Provisional Shares, any conflict arises between (a) the terms of the 2008 Letter Agreement and (b) the terms hereof, the terms and conditions set forth herein shall be controlling.

3. The ADS Issuance Instructions to be received on or after January 26, 2009 shall be substantially in the form of Exhibit A attached hereto.

The terms of this letter agreement amend the 2008 Letter Agreement, which supplements the Deposit Agreement, and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice is not required to be given of the terms hereof to Holders of ADSs under the Deposit Agreement. The Company and the Depositary shall make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 filing (including without limitation any amendatory filings) made with the U.S. Securities and Exchange Commission in respect of the ADSs.

The Company acknowledges and agrees that the indemnification provisions of the Deposit Agreement shall apply to any acts performed or omitted by the Depositary pursuant to the terms of the 2008 Letter Agreement as amended by this letter agreement, including, without limitation, the acceptance and maintenance of Provisional Shares on provisional deposit and the issuance and delivery of ADSs upon the terms contemplated in the 2008 Letter Agreement as amended by this letter agreement.

This letter agreement shall be interpreted in accordance with, and all of the rights and obligations under this letter agreement shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law thereof.

The Company and the Depositary have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

CITIBANK, N.A., as Depositary

By:	/s/ Keith G. Galfo
Name:	Keith G. Galfo
Title:	Vice President
Date:

SPREADTRUM COMMUNICATIONS, INC.

By:	/s/ Richard Wei
Name:	Richard Wei
Title:	CFO
Date:

EXHIBITS

A	Form of ADS Issuance Instruction

EXHIBIT A

to

Letter Agreement, dated as of January 22, 2009

(the “2009 Letter Agreement”), by and between

Spreadtrum Communications, Inc.

and

Citibank, N.A., , as Depositary

FORM OF ADS ISSUANCE INSTRUCTION

Citibank, N.A., as Depositary ADR Department 111 Wall Street New York, New York 10043 Attention: Broker Services Email: annemarie.hamlet@citi.com stokely.phillips@citi.com	Citibank Hong Kong as Custodian 22 Tak Fung Street Two Harbourfront Hung Hom Hong Kong Email: mandy.my.leung@citi.com clement.mc.kwong@citi.com kam.lin.chan@citi.com queenie.tsang@citi.com

SPREADTRUM

COMMUNICATIONS, INC.

Spreadtrum Center

Building No. 1, Lane 2288

Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

Attention: Richard Wei

                 Kevin Kong

Email:

richard.wei@spreadtrum.com kevin.kong@spreadtrum.com

Spreadtrum Communications, Inc. – Provisional Shares

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of June 29, 2007 (as amended from time to time, the “Deposit Agreement”), by and among Spreadtrum Communications, Inc. (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares issued thereunder, (ii) the Letter Agreement, dated as of May 22, 2008 (the “2008 Letter Agreement”), by and between the Company and the Depositary, and (iii) the Letter Agreement, dated as of January 22, 2009 (the “2009 Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the 2008 Letter Agreement or the 2009 Letter Agreement.

This ADS Issuance Instruction is being delivered to the Depositary in respect of the Provisional Shares (as defined in the 2008 Letter Agreement) on provisional deposit in the Provisional Shares Account (as defined in the 2008 Letter Agreement). We hereby instruct the Depositary to arrange for the issuance and delivery of the ADSs specified below, to debit the corresponding Shares from the Provisional Shares Account (as defined in the 2008 Letter Agreement) and to deposit such Shares into the ADR facility existing under the Deposit Agreement.

A-1

Number of Shares to be debited from the Provisional Shares Account and to be deposited in the ADR facility: (3 Shares = 1 ADS)	Shares

Number of ADSs to be issued:	ADSs

Delivery information for corresponding ADSs

For Deliveries of ADSs into DTC:

Deliver ADSs “free of payment” as follows:

DTC Participant Name: Merrill Lynch, Pierce, Fenner & Smith

DTC Participant Account No.: 5198

Beneficial Owner Account Name: Spreadtrum Communications, Inc

Beneficial Owner Account No.: 5WB07017

Reference Code (if any):

Contact Person at DTC Participant: Jason Karpi

For Deliveries of ADSs as Direct Registration ADSs:

Beneficial Owner Name:

Beneficial Owner Tax ID No.:

Beneficial Owner Address:

                                             ____________________

A-2

We represent to the Depositary that, as of the date hereof, the information specified in the Company’s covenants contained in the 2008 Letter Agreement in respect of the ADSs specified above, and the Shares represented thereby, is true, accurate and correct.

MERRILL LYNCH, PIERCE, FENNER & SMITH, on behalf of Spreadtrum Communications, Inc.

By:
Name:
Title:
Date: